ITEM 1. REPORT TO SHAREHOLDERS

A copy of the Registrant's Annual Report that was transmitted to shareholders can be found below.




                   ==========================================



                                   PROGRESSIVE
                                     CAPITAL
                                  ACCUMULATION
                                      TRUST



                   ==========================================

                                  ANNUAL REPORT
                   ==========================================







                                DECEMBER 31, 2003

                   ==========================================

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST



  Comparison of the Change in Value of a $10,000 Investment in the Progressive
         Capital Accumulation Trust and the Standard & Poor's 500 Index






                                [OBJECT OMITTED]








                ------------------------------------------------
                     Progressive Capital Accumulation Trust
                           Average Annual Total Return
                ================================================

                     1 Year       5 Year       10 Year

                     19.53%       (0.21%)       6.04%

                ------------------------------------------------

                The chart and graph shown above do not reflect the deduction of taxes a shareholder might pay on distributions or redemptions.
                ------------------------------------------------

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST



To Our Shareholders,

  The US economy finally turned the corner during the third and fourth quarter of 2003. That showing was helped by strong gains in consumer spending. In addition, a recovery in capital goods demand, high government expenditures, low interest rates, and falling tax rates served as a catalyst for growth. Capital spending, exports, and non-residential building have also begun to recover. While retail sales might be softer 2004, private investment and exports could continue to help GDP to grow around 4%. One encouraging sign of persisting strength was provided by the report of a two-decade high in manufacturing activity. While US inventories recently fell by less than originally anticipated at the end of last year, overall business inventories are at unusually lean levels and the inventory-to-sales ratio at its lowest level on record. To the extent that any rebuilding of stocks is not met by imports, the combination of resurgent demand and low inventories is good for future output growth.

  Employment, which had been noticeably weak since the beginning of the upturn, has started to rebound, albeit unevenly. Aside from struggling payroll data, the household survey is showing an improving tone in the labour market. Factory layoffs in the manufacturing sector have moderated and the number of hours worked has increased for the first time in three years. This progress combined with an increasing wealth effect from stock and housing prices will help to sustain consumer confidence. Industrial production, capacity utilization and exports have also experienced improvements, in part due to the falling value of the US dollar. Exceptionally low returns on US dollar investments and worrying deficits have put pressure on the exchange rate. But currency movements are not as effective as they once were in bringing economies into balance: foreign companies may, when their home currency firms, hold prices and accept lower margins to maintain market share for a certain period of time. Manufacturing operations that are spread across countries make it also easier for companies to match their dollar sales with dollar costs.

  With good GDP growth and commodity prices at high levels, the spectrum of disinflation has slowly disappeared. Categories such as medical care, housing and education are seeing prices steadily rising. Excessive inflation, however, is currently not a concern since durable goods prices and aggregate labor costs are not on the rise. The Fed's policy of keeping interest rates at their lowest level in a generation seems to have successfully placed the economy back on track by maintaining low financing costs for both consumers and corporate America. High productivity growth and business investment combined with too low rates could result in an overheating economy and force tightening actions. The overall health of US companies is improving. Cash holdings of S&P industrials relative to debt show a major break out to the upside, as companies come out of a period where they under-invested. Top line growth and capital spending are slowly coming back.

  Last year produced good returns in the stock market. Sectors that had been crushed in the past two to three years have been particularly strong. This rise has again pushed valuations up to higher than normal levels, fuelled by big hopes that the cyclical upturn that is occurring will continue into 2004. Risk aversion across markets has fallen and money is coming back into mutual funds and exchange-traded funds. The earnings recovery and better economic conditions influenced our decision to maintain the percentage of common stock in the Progressive Capital Accumulation Trust above 70%, with the balance in cash and cash equivalents. The Trust was up 19.5% in 2003, versus an increase of 26.4 % for the S&P 500 Index.

Sincerely,
Alain Jaspard, Portfolio manager

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2003


Assets:
Investments at quoted market value (cost $5,095,327;
 see Schedule of Investments, Notes 1, 2, & 5).................   $  5,743,837
Cash  .........................................................        469,148
Dividends and interest receivable..............................          4,938
Other assets...................................................          1,769
                                                                   ------------
     Total assets..............................................      6,219,692
                                                                   ------------

Liabilities:
Accrued expenses and other liabilities (Note 3)................         35,568
                                                                   ------------
     Total liabilities.........................................         35,568
                                                                   ------------

Net Assets:
Capital stock (unlimited shares authorized at $1.00 par value,
 amount paid in on 350,757 shares outstanding) (Note 1)........      5,524,401
Distributable earnings (Notes 1 & 4)...........................        659,723
                                                                   ------------
     Net assets (equivalent to $17.63 per share, based on
      350,757 capital shares outstanding)......................    $ 6,184,124
                                                                   ============


   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                             STATEMENT OF OPERATIONS
                                DECEMBER 31, 2003

Income:
 Dividends.....................................................     $   36,125
 Interest......................................................         16,218
                                                                   ------------
     Total income..............................................         52,343
                                                                   ------------

Expenses:
 Management fees, net (Note 3).................................         37,951
 Pricing and bookkeeping fees (Note 4).........................         18,500
 Audit and accounting fees.....................................         12,780
 Transfer fees (Note 4)........................................         12,000
 Legal fees....................................................          7,500
 Custodian fees................................................          2,600
 Printing expenses.............................................          2,000
 Trustees' fees and expenses...................................          1,000
 Other expenses................................................          5,720
                                                                   ------------
     Total expenses............................................        100,051
                                                                   ------------

Net investment loss............................................        (47,708)
                                                                   ------------

Realized and unrealized gain (loss) on investments and foreign currency:
Realized loss on investments and foreign currency-net..........        (96,379)
  Increase in net unrealized appreciation in investments.......      1,061,409
                                                                   ------------
     Net gain on investments...................................        965,030
                                                                   ------------

Net increase in net assets resulting from operations...........    $   917,322
                                                                   ============

   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                       STATEMENTS OF CHANGES IN NET ASSETS

                                                     Year Ended      Year Ended
                                                    December 31,    December 31,
                                                         2003            2002
                                                   ----------------------------
From operations:
 Net investment loss ............................  $  (47,708)     $  (42,077)
 Realized loss on investments and foreign
currency, net....................................     (96,379)       (336,103)
 Increase (decrease) in net unrealized
  appreciation in investments....................   1,061,409        (720,528)
                                                    -------------  ------------
     Net increase (decrease)in net assets resulting
      from operations............................     917,322       (1,098,708)
                                                    -------------  ------------
Distributions to shareholders:
  From net investment income ....................           --              --
  From net realized gain on investments..........           --              --
                                                    -------------  ------------
     Total distributions to shareholders.........           --              --
                                                    -------------  ------------

From capital share transactions:
                              Number of Shares
                              2003        2002
                            ---------- -----------
 Proceeds from sale of
  shares..................    88,894      4,326     1,467,855          77,175

 Shares issued to share-
  holders in distributions
  reinvested..............       --         --            --              --
 Cost of shares redeemed..   (32,369)   (13,407)     (542,109)       (216,081)
                            ---------- -----------  -------------  ------------
 Increase (decrease) in net
  assets resulting from
capital
  share transactions......   56,525      (9,081)      925,746       (138,906)
                            ========== ===========  -------------  ------------

Net increase (decrease) in net assets............   1,843,068     (1,237,614)

Net assets:
  Beginning of period............................   4,341,056      5,578,670
                                                   --------------  ------------
  End of period (including undistributed
   net investment income of $951,618 and
        $957,488, respectively)..................  $6,184,124      $4,341,056
                                                   ==============  ============



   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                              FINANCIAL HIGHLIGHTS
                (for a share outstanding throughout each period)



                                          Year Ended December 31,
                              2003       2002       2001       2000       1999
                           ----------------------------------------------------

Investment income (loss).   $ 0.59      $ 0.05    $ (0.09)   $ (2.25)   $ 4.15
Expenses, net............     1.13        0.09      (0.13)     (3.13)     5.16
                           ----------------------------------------------------
Net investment income
(loss)...................    (0.54)      (0.04)      0.04       0.88     (1.01)
Net realized and
unrealized
 gain (loss) on
investments..............     3.42       (3.60)     (3.19)     (1.94)     6.57
Distributions to
shareholders:
  From net investment
   income................     --          --         --       (1.45)     (0.29)
  From net realized gain
   on investments........     --          --         --       (2.31)     (0.23)
                          -----------------------------------------------------
Net increase (decrease)
 in net asset value......     2.88       (3.64)     (3.15)     (4.82)     5.04
Net asset value:
 Beginning of period.....    14.75       18.39      21.54      26.36     21.32
                          -----------------------------------------------------
 End of period...........  $ 17.63    $   14.75  $   18.39  $   21.54  $ 26.36
                          =====================================================

Total Return.............    19.53%     (19.79)%   (14.62)%    (4.13)%   26.10%
Ratio of expenses to
 average net assets......     1.95%       1.92%      1.64%      1.46%     1.66%
Ratio of net investment
income
 to average net assets...    (0.93)%     (0.87)%    (0.50)%    (0.41)%   (0.32)%
Portfolio turnover.......     0.056       0.13       0.05       0.02      0.28
Average commission rate
paid.....................     0.0544      0.0563     0.0473     0.0556    0.0510
Number of shares out-
 standing at end of period.. 350,757   294,232    303,313     315,931    268,628



   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2003



                                                                       Value
  Quantity                                                           (Note 1)
  --------                                                           --------
COMMON STOCKS - 76.49%
           Air Transport Industry -- 1.86%
   1,700   Fedex Corporation..................................     $  114,750
                                                                  -------------

           Bank Industry -- 3.95%
   3,000   Bank of New York Company Incorporated..............         99,360
   2,983   Citigroup Incorporated.............................        144,795
                                                                  -------------
                                                                      244,155
                                                                  -------------

           Biotechnology Research & Development Industry --
           0.52%
   1,500   Biovail Corporation *..............................         32,235
                                                                  -------------

           Chemical (Specialty) Industry -- 2.10%
   3,400   Praxair Incorporated...............................        129,880
                                                                  -------------

           Computer & Peripherals Industry -- 0.61%
   2,900   EMC Corporation/Mass *.............................         37,468
                                                                  -------------

           Computer Networks Industry -- 1.32%
   4,000   Network Appliance Incorporated *...................         81,760
                                                                  -------------

           Computer Software & Services Industry -- 4.42%
   2,000   Automatic Data Processing..........................         79,220
   2,300   Computer Sciences Corporation *....................        101,729
   7,000   Oracle Corporation *...............................         92,610
                                                                  -------------
                                                                      273,559
                                                                  -------------

           Diversified Company Industry -- 3.91%
      86   Berkshire Hathaway Incorporated - Class B *........        242,090
                                                                  -------------

           Drug Industry - 6.28%
   2,000   Amgen Incorporated *...............................        123,580
   7,500   Pfizer Incorporated................................        264,975
                                                                  -------------
                                                                      388,555
                                                                  -------------

* Non income producing security

   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2003

                                   (Continued)

                                                                       Value
  Quantity                                                           (Note 1)
  --------                                                           --------
           Electrical Equipment Industry -- 2.50%
   5,000   General Electric Company...........................        154,900
                                                                  -------------

           Electronics Industry -- 1.39%
   1,800   Canon Incorporated - ADR...........................         85,752
                                                                  -------------

           Entertainment Industry -- 0.73%
   2,500   Time Warner Incorporated *.........................         44,975
                                                                  -------------

           Food Processing Industry -- 2.29%
   3,930   Tootsie Roll Industries Incorporated...............        141,497
                                                                  -------------

           Food Services Industry - 0.70%
   5,620   Koninklijke Ahold NV - ADR.........................         43,611
                                                                  -------------

           Food Wholesalers Industry -- 4.82%
   8,000   Sysco Corporation..................................        297,840
                                                                  -------------

           Household Products Industry -- 3.23%
   2,000   Procter & Gamble Company...........................        199,760
                                                                  -------------

           Insurance (Diversified) Industry -- 5.19%
   3,500   American International Group.......................        231,980
   2,333   Choicepoint Incorporated *.........................         88,865
                                                                  -------------
                                                                      320,845
                                                                  -------------

           Insurance (Life) Industry -- 2.34%
   4,000   AFLAC Incorporated.................................        144,720
                                                                  -------------

           Investment Company (Biotech) Industry -- 3.06%
   1,400   Biotech Holders Trust *............................        189,434
                                                                  -------------

* Non income producing security

   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2003

                                   (Continued)

                                                                       Value
  Quantity                                                           (Note 1)
  --------                                                           --------
           Management Services Industry -- 1.94%
   2,500   Convergys Corporation *............................         43,650
   1,300   KLA-Tencor Corporation *...........................         76,102
                                                                  -------------
                                                                      119,752
                                                                  -------------
           Medical Supplies Industry -- 5.99%
   3,200   Abbott Laboratories................................        149,120
   2,600   Stryker Corporation................................        221,026
                                                                  -------------
                                                                      370,146
                                                                  -------------

           Newspaper Industry -- 1.74%
   2,250   New York Times Company - Class A...................        107,527
                                                                  -------------

           Office Equipment & Supplies Industry -- 2.89%
   6,550   Staples Incorporated *.............................        178,815
                                                                  -------------

           Retail Building Supply Industry -- 2.27%
   3,950   Home Depot Incorporated............................        140,186
                                                                  -------------

           Retail Store Industry -- 3.41%
   6,250   Dollar General.....................................        131,188
   1,500   Wal-Mart Stores Incorporated.......................         79,575
                                                                  -------------
                                                                      210,763
                                                                  -------------

           Semiconductor Industry -- 2.07%
   4,000   Intel Corporation..................................        128,200
                                                                  -------------

           Telecommunication Equipment Industry -- 3.22%
   6,000   ADC Telecommunications Incorporated * .............         17,820
   2,057   Agilent Technologies Incorporated *................         60,147
   5,000   Cisco Systems Incorporated *.......................        121,150
                                                                  -------------
                                                                      199,117
                                                                  -------------
* Non income producing security

   The accompanying notes are an integral part of these financial statements.

               PROGRESSIVE CAPITAL ACCUMULATION TRUST


                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2003

                                   (Continued)

                                                                       Value
  Quantity                                                           (Note 1)
  --------                                                           --------
           Telecommunication Services Industry -- 1.74%
   2,000   Qualcomm Incorporated..............................        107,780
                                                                  -------------


           Total common stocks (cost $4,081,562) .............      4,730,072
                                                                  -------------


UNITED STATES TREASURY BILLS - 16.39%

1,016,000  Treasury Bill, 0.910% yield, maturing 02/19/04 (at
           cost) ............................................       1,013,765
                                                                  -------------

           Total investments (cost $5,095,327)................      5,743,837
                                                                  -------------

CASH & OTHER ASSETS, LESS LIABILITIES - 7.12%................         440,287
                                                                  -------------

           Total Net Assets...................................    $ 6,184,124
                                                                  =============


* Non income producing security

   The accompanying notes are an integral part of these financial statements.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2003


1. Significant accounting policies:
   On December 14, 1998, the Board of Trustees voted to change the name of the Trust from Anchor Capital Accumulation Trust to Progressive Capital Accumulation Trust. Subsequent to their vote the name change became effective January 21, 1999.
   Progressive Capital Accumulation Trust, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end investment management company. The following is a summary of significant accounting policies followed by the Trust which are in conformity with those generally accepted in the investment company industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   A. Investment securities--
   Security transactions are recorded on the date the investments are purchased or sold. Each day, at 4:00 pm EST or the close of the NYSE, securities traded on national security exchanges are valued at the last sale price on the primary exchange on which they are listed, or if there has been no sale, at the current bid price. Other securities for which market quotations are readily available are valued at the last known sales price, or, if unavailable, the known current bid price which most nearly represents current market value. Options are valued in the same manner. Foreign currencies and foreign denominated securities are translated at current market exchange rates as of 4:00 pm EST or the close of the NYSE. Temporary cash investments are stated at cost, which approximates market value. Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Gains and losses from sales of investments are calculated using the "identified cost" method for both financial reporting and federal income tax purposes.
   B. Income Taxes--
   The Trust has elected to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute each year all of its taxable income to its shareholders. No provision for federal income taxes is necessary since the Trust intends to qualify for and elect the special tax treatment afforded a "regulated investment company" under subchapter M of the Internal Revenue Code.
   Income and capital gains distributions are determined in accordance with federal tax regulations and may differ from those determined in accordance with generally accepted accounting principles. To the extent these differences are permanent, such amounts are reclassified within the capital accounts based on their federal tax basis treatment; temporary differences do not require such reclassification.
   C. Capital Stock--
   The Trust records the sales and redemptions of its capital stock on trade date.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

                                   (Continued)

   D.Foreign Currency - Amounts denominated in or expected to settle in foreign currencies are translated into United States dollars at rates reported by a major Boston bank on the following basis:
      A. Market value of investment securities, other assets and liabilities at the 4:00 p.m. Eastern Time rate of exchange at the balance sheet date.
      B. Purchases and sales of investment securities, income and expenses at the rate of exchange prevailing on the respective dates of such transactions (or at an average rate if significant rate fluctuations have not occurred).
      The Trust does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments. Reported net realized foreign exchange gains or losses arise from sales and maturities of short term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Trust's books, and the United States dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.
2. Tax basis of investments:
   At December 31, 2003, the total cost of investments for federal income tax purposes was identical to the total cost on a financial reporting basis. Aggregate gross unrealized appreciation in investments in which there was an excess of market value over tax cost was $1,421,617. Aggregate gross unrealized depreciation in investments in which there was an excess of tax cost over market value was $773,107. Net unrealized appreciation in investments at December 31, 2003 was $648,510.

   At December 31, 2003, the Trust had capital loss carryforwards with the following expiration dates:
       2009.............................................    $     93,526
       2010.............................................         307,159
       2011.............................................         182,667
                                                            -------------
                                                            $    583,352
                                                            =============
   The Trust also had no post-October capital losses for the year ended
   December 31, 2003.
3. Investment advisory service agreements:
   The investment advisory contract with Progressive Investment Management Corporation (the "investment adviser") provides that the Trust will pay the adviser a fee for investment advice based on 3/4 of 1% per annum of average daily net assets. At December 31, 2003, investment advisory fees of $4,078 were due and were included in "Accrued expenses and other liabilities" in the accompanying Statement of Assets and Liabilities.

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

                                   (Continued)


4. Certain transactions:
   The Trust has entered into an agreement with Cardinal Investment Services, Inc. for transfer agent and dividend disbursing agent services. Annual fees for these services are $12,000. Certain officers and trustees of the Trust are directors and/or officers of the investment adviser and distributor. Wincanton Partners (formerly Meeschaert & Co., Inc.), the Trust's distributor, received $4,835 in brokerage commissions during the year ended December 31, 2003.
   Fees earned by Progressive Investment Management Corporation for expenses related to daily pricing of the Trust shares and for bookkeeping services for the year ended December 31, 2003 were $18,500. As of December 31, 2003, the components of distributable earnings on a tax basis were as follows:

       Accumulated undistributed net investment income..... $       951,618
       Accumulated realized loss from securities
        transactions.......................................        (940,405)
        Net unrealized appreciation in value of investments.        648,510
                                                            ---------------
                                                            $       659,723
                                                            ===============
5. Purchases and sales:
   Aggregate cost of purchases and the proceeds from sales and maturities on investments for the year ended December 31, 2003 were:
     Cost of securities acquired:
       Government and investments backed by such securities.$     4,713,514
       Other investments................................          1,794,910
                                                            ---------------
                                                            $     6,508,424
                                                            ===============
     Proceeds from sales and maturities:
       Government and investments backed by such securities.$     4,696,760
       Other investments................................          1,204,637
                                                            ---------------
                                                            $     5,901,397
                                                            ===============

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                              OFFICERS AND TRUSTEES




ERNIE BUTLER                                          Trustee
President, I.E. Butler Securities

SPENCER H. LEMENAGER                                  Trustee
President, Equity Incorporated

DAVID W.C. PUTNAM                                     Chairman
President, F.L. Putnam                                and Trustee
Securities Company, Incorporated

J. STEPHEN PUTNAM                                     Vice President and
President, Robert Thomas Securities                   Treasurer

DAVID Y. WILLIAMS                                     President, Secretary
President and Director, Wincanton Partners;           and Trustee
President and Director, Anchor Investment
Management Corporation;
Vice President and Director, Progressive
Investment Management, Incorporated

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST




Independent Auditors' Report


To the Shareholders and Trustees of Progressive Capital Accumulation Trust :


We have audited the accompanying statement of assets and liabilities of Progressive Capital Accumulation Trust, a Massachusetts business trust, including the schedule of investments, as of December 31, 2003, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2003 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Progressive Capital Accumulation Trust as of December 31, 2003, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                     Livingston & Haynes, P.C.

Wellesley, Massachusetts
January 9, 2004





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                                       19

                     PROGRESSIVE CAPITAL ACCUMULATION TRUST


                      INVESTMENT ADVISER AND ADMINISTRATOR
                    Progressive Investment Management, Inc.
           579 Pleasant Street, Suite 4, Paxton, Massachusetts 01612
                                 (508) 831-1171

                                 TRANSFER AGENT
                       Cardinal Investment Services, Inc.
           579 Pleasant Street, Suite 4, Paxton, Massachusetts 01612
                                 (508) 831-1171

                                  DISTRIBUTOR
                               Wincanton Partners
           579 Pleasant Street, Suite 4, Paxton, Massachusetts 01612

                                   CUSTODIAN
                         Investors Bank & Trust Company
               200 Clarendon Street, Boston, Massachusetts 02116

                         INDEPENDENT PUBLIC ACCOUNTANT
                           Livingston & Haynes, P.C.
                  40 Grove St., Wellesley, Massachusetts 02482

                                 LEGAL COUNSEL
                             Thorp Reed & Armstrong
               One Oxford Center, Pittsburgh, Pennsylvania 15219




This report is not authorized for distribution to prospective investors in the Trust unless preceded or accompanied by an effective prospectus which includes information concerning the Trust's record or other pertinent information.

This report is submitted for the general information of shareholders of the Progressive Capital Accumulation Trust. It is not authorized for distribution to prospective investors unless accompanied or preceded by an effective Prospectus for the Trust. The Prospectus includes more complete information about management fees and expenses. Please read the Prospectus carefully.




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ITEM 2. CODE OF ETHICS

As of the period ended December 31, 2003, Progressive Capital Accumulation Trust (also referred to herein as the "Registrant," or the "Trust") has adopted a code of ethics ("Code") that applies to the Registrant's principal executive officer and principal financial officer, principal accounting officer or controller, or person performing similar functions, a copy of which is included as an exhibit to this Form N-CSR. Any person may request without charge a copy of the Registrant's code of ethics by contacting the Trust collect at
(508) 831-1171.


ITEM 3. AUDIT COMMITTEE FINANCIAL EXPERT

The Registrant's board of trustees has determined that the Registrant has at least one audit committee financial expert serving on its audit committee. The name of the audit committee financial expert is I. Ernie Butler, who is an "independent" trustee for the purposes of this Item.


ITEM 4. PRINCIPAL ACCOUNTANT FEES AND SERVICES

(a)  Audit Fees

     For the fiscal years ended December 31, 2003 and December 31, 2002, the aggregate fees for professional services rendered by Livingston & Haynes, P.C. ("L&H"), the Trust's independent public accountant, for the audit of the Trust's annual financial statements and services normally provided by such firm in connection with statutory and regulatory filings and engagements, totaled $10,230 and $9,920, respectively.

(b)  Audit-Related Fees

     For the fiscal years ended December 31, 2003 and December 31, 2002, the aggregate fees for professional services rendered by L&H for assurance and related services by such firm that were reasonably related to the performance of the audit of the Trust's annual financial statements, other than those referenced in paragraph (a) above, totaled $0 and $0, respectively.


(c)  Tax Fees

     For the fiscal years ended December 31, 2003 and December 31, 2002, the aggregate fees for professional services rendered by L&H for tax compliance, tax advice and tax planning totaled $2,550 and $2,480, repectively.

(d)  All Other Fees

     For the fiscal years ended December 31, 2003 and December 31, 2002, the aggregate fees for professional services rendered by L&H for products and services other than those reported in subparagraphs (a) through (c) of this
     Item 4, totaled $0 and $0, respectively.

(e)  Audit Committee Procedures

     Pursuant to Rule 2-01(a)(c)(7) of Regulation S-X, the audit committee has established pre-approval policies and procedures with respect to the audit, audit-related, tax, and other non-audit servies.

     The audit committee has approved 100% of the services described in this
     Item 4 (b) through (d).

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(f)  Not applicable

(g) During the Trust's fiscal years ended December 31, 2003 and December 31, 2002, the aggregate non-audit feed billed by L&H for services rendered to Progressive Investment Management, Inc.("PIMI"), the Trust's investment adviser, and to any entity controlling, controlled by, or under common control with PIMI that provides ongoing services to the Trust, totaled
     $720 and $720, resprectively.

     During the Trust's fiscal years ended December 31, 2003 and December 31, 2002, the aggregate non-audit feed billed by L&H for services rendered to the Trust, totaled $2,550 and $2,480, respectively

(h) Registrant's board of trustees was made aware of the fact that the Registrant's pricipal accountant provides tax preparation services to the Registrant's investment adviser.


ITEM 5. AUDIT COMMITTEE OF LISTED REGISTRANTS

This Item only applies to a registrant that is a listed issuer as defined in Rule 10A-3 under the Exchange Act (17 CFR 240.10A-3) and is therefore not applicable.


ITEM 6. [RESERVED]

ITEM 7. DISCLOSURE OF PROXY VOTING POLICIES AND PROCEDURES FOR CLOSED-END MANAGEMENT INVESTMENT COMPANIES

Not applicable


ITEM 8. PURCHASES OF EQUITY SECURITIES BY CLOSED-END MANAGEMENT INVESTMENT COMPANY AND AFFILIATED PURCHASERS

Not applicable


ITEM 9. CONTROLS AND PROCEDURES

The Registrant's principal executive officers concluded that the Registrant's disclosure controls and procedures (as defined in Rule 30a-2(c0 that are in place are effective to ensure that the information required in filings by the Registrant on Form N-CSR is recorded, processed, summarized, and reported on a timely basis. The Registrant's principal executive officers concluded that such procedures did not have any significant deficiencies or material weaknesses that require corrective action.

ITEM 10. EXHIBITS

(a)  Code of Ethics

(b)  Certifications


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